EXHIBIT 10.4

FOR RELEASE 8 A.M., MARCH 27, 1995

Contacts:
Value Health:  Judith Hyfield-Starr (203) 678-3472
Diagnostek:  Fred Spar or Todd Fogarty, Kekst & Co. (212) 593-2655

                 VALUE HEALTH, INC. TO ACQUIRE DIAGNOSTEK, INC.
        To Create Largest Independent Prescription Drug Benefit Manager

AVON, CONN. & ALBUQUERQUE, N.M., MARCH 27, 1995 -- Value Health, Inc. (NYSE:VH) and Diagnostek, Inc. (NYSE:DXK) today announced that they have signed a definitive agreement whereby Value Health will acquire Diagnostek in a merger valued at close to $480 million.

The merger will create the nation's largest independent prescription benefit management (PBM) company covering approximately 32 million lives, of which about 24 million are served by retail or mail service pharmacy benefits, and with combined 1994 PBM revenues of more than $1.1 billion. When pharmaceutical manufacturer-owned PBMs are included in the comparisons, the new company would rank second in revenues and third in covered lives and drug spend under management.

Terms of the  transaction  call for each share of Diagnostek to be exchanged for
0.55 shares of Value Health's stock. The transaction will provide shareholders of Diagnostek with an indicated value of $18.84 per share based on Value Health's closing stock price on Friday, March 24, 1995. Actual transaction values will depend on Value Health's closing stock price on the day the transaction is completed. The transaction is intended to be tax-free and accounted for as a pooling-of-interests, and could close as early as June.

"We believe that relative size will be an important determinant of PBM success in the future," said Robert E. Patricelli, Chairman and CEO of Value Health.
"Combining our ValueRx subsidiary with Diagnostek will give us a leading competitive position and the opportunity to preserve the best practices of both companies so that we can better serve our customers," Patricelli added.

"The transaction will be non-dilutive to Value Health's earnings going forward," Patricelli said, "and there will be opportunities for significant synergies beginning in 1996. We will be taking a restructuring reserve in the quarter in which the deal closes," he added.

"We're pleased to be joining an outstanding managed care company such as Value Health, and feel the union will afford our employees many opportunities to grow with the new company," said Nunzio P. DeSantis, Diagnostek's founder, Chairman and Chief Executive Officer. DeSantis will leave active management of the company at closing to pursue other business interests and will serve as a consultant to Value Health. Barry M. Smith, Chairman and Chief Executive Officer of ValueRx, will head the new combined PBM



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company. Smith commented,  "I want to commit to our customers and employees that we are joining the ValueRx and Diagnostek resources in order to build the vary best PBM and institutional pharmacy enterprise in the country."

Diagnostek and ValueRx are both providers of integrated drug management services designed to contain the costs of prescription benefit programs. The companies arrange for the provision of prescription drugs through their own mail service dispensing facilities and through contracted networks of retail pharmacies.

Diagnostek was founded in 1983 as a provider of stand-alone diagnostic imaging centers, and entered the PBM business in 1988 and the institutional pharmacy business the following year. Headquartered in Albuquerque, NM, it is the nation's third largest provider of mail order services dispensing more than 3.5 million mail order prescriptions in 1994. It maintains mail order facilities in Albuquerque and Bensalem, PA, and operates a national network of more than 51,000 retail pharmacies which dispensed more than 8.9 million prescriptions in 1994. Its mail and retail drug programs combined cover about 16 million lives. The company has 1400 employees, and had 1994 revenues from all divisions of $656 million.

Diagnostek also provides pharmacy contract management services to hospitals, nursing homes, HMOs and other institutions. Its institutional pharmacy business is comprised of HPI Health Care Services, Inc., acquired from Omnicare in 1989, and Diagnostek Pharmacy Inc., originally part of Chronitech and acquired in 1993. HPI primarily manages hospital pharmacies and services 130 facilities in the U.S. and one in Canada. Diagnostek Pharmacy provides specialty services for HIV/AIDS patients and has pharmacies in San Francisco and Los Angeles, CA.

ValueRx, headquartered in Scottsdale, AZ, recently opened a state-of-the-art mail order facility in Davenport, IA and has mail order and retail programs covering 8 million lives and another 8 million lives under drug utilization review programs. ValueRx works through 37,000 retail pharmacies in its national network. ValueRx dispensed more than 34.4 million mail and retail prescriptions in 1994 and had 1994 revenues of $660 million.

Value Health, Inc., ValueRx's parent company, is a leading provider of specialty managed care benefit programs and health care information services. Value Health's specialty managed care benefit programs include prescription drugs, mental health and substance abuse and workers' compensation. Value Health's health care information services include clinically based precertification and claims review, provider profiling, claims cost analysis, evaluation and management of health benefit providers, health policy and management consulting and disease management program development. Value Health provides services to more than 64 million people and its customers include 58 of the nation's 250 largest corporations.